As filed with the Securities and Exchange Commission on September 21, 2017

Registration No. 333-220321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUCANA PLC

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

England and Wales (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

NuCana plc

10 Lochside Place

Edinburgh, EH12 9RG

United Kingdom

Telephone: +44 (0)131 248 3660

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company

251 Little Falls Drive Wilmington, DE 19808

United States

Telephone: +1 302 636 5400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William C. Hicks, Esq.

William T. Whelan, Esq.

John T. Rudy, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telephone: +1 617 542 6000

Facsimile: +1 617 542 2241

Hugh S. Griffith Chief Executive Officer NuCana plc 10 Lochside Place Edinburgh, EH12 9RG United Kingdom Telephone: +44 (0)131 248 3660	Divakar Gupta, Esq. Brent B. Siler, Esq. Nicole C. Brookshire, Esq. Cooley LLP 1114 Avenue of the Americas New York, NY 10036 Telephone: +1 212 479 6000 Facsimile: +1 212 479 6275

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 (the “Registration Statement”) is to amend the exhibit index and to submit Exhibit 4.2 and Exhibit 5.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the exhibits filed herewith. No changes are being made to the prospectus and, therefore, the prospectus has been omitted from this filing.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of directors and officers

Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(a) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(b) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company,(ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

Under the Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7. Recent sales of unregistered securities

The following information is furnished with regard to all securities issued by the registrant within the last three years that were not registered under the Securities Act. The issuance of such shares was deemed exempt from registration requirements of the Securities Act as such securities were offered and sold outside of the United States to persons who were neither citizens nor residents of the United States or such sales were exempt from registration under Section 4(a)(2) of Securities Act or under Rule 701 promulgated under the Securities Act.

No underwriter or underwriting discount or commission was involved in any of the issuances set forth in this Item 7.

Issuance of Share Capital

•

On March 31, 2014, the registrant issued 8,462,500 Series B shares to Sofinnova Capital, Sofinnova Partners, Morningside, Scottish Enterprise and Christopher McGuigan for aggregate consideration of £33.85 million.

Options to Purchase Ordinary Shares

Since January 1, 2014, the registrant issued an aggregate of 2,973,972 options to purchase ordinary shares under its equity incentive plans. Of these options:

•	options to purchase 50,000 ordinary shares have been canceled without being exercised;

•	options to purchase 75,750 ordinary shares have been exercised at a weighted average exercise price of £4.00 per share; and

•	options to purchase a total of 2,848,222 ordinary shares are currently outstanding, at a weighted average exercise price of £1.13 per share.

In addition to the above, 215,782 options to purchase ordinary shares were approved for issuance as of the date of this prospectus and will only be issued upon the pricing of this offering.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description of Exhibit

1.1**	Form of Underwriting Agreement.

3.1**	Articles of Association of the registrant effective prior to the re-registration of the registrant as a public limited company.

3.2**	Articles of Association of the registrant, as currently in effect.

3.3**	Articles of Association of the registrant to be adopted with effect from the listing of its ADSs on Nasdaq (to be effective upon the completion of this offering).

4.1**	Form of certificate evidencing ordinary shares.

4.2	Form of Deposit Agreement.

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1	Opinion of Bristows LLP.

10.1#**	2009 Share Option Scheme (as amended, to be effective upon completion of this offering) and form of option agreements thereunder.

10.2#**	2012 Share Option Scheme (as amended, to be effective upon completion of this offering) and form of option agreements thereunder.

10.3#**	2016 Share Option Scheme (as amended, to be effective upon completion of this offering) and form of option agreements thereunder.

10.4†**	Research, Collaboration and License Agreement, dated August 21, 2009, by and between the registrant, Cardiff University and University College Cardiff Consultants Ltd., as amended.

10.5†**	Variation Agreement, dated March 15, 2012, by and between the registrant and Cardiff ProTides Limited and the related Side Letter, dated May 15, 2012.

Exhibit Number	Description of Exhibit

10.6†**	Assignment, License and Collaboration Agreement, dated October 13, 2009, by and between the registrant and Cardiff ProTides Limited.

10.7†**	Patent Assignment Agreement, dated March 15, 2012, by and between the registrant and Cardiff ProTides Limited.

10.8**	Form of lease to be entered into between the registrant and Drum Income Plus Limited.

10.9**	Form of Registration Rights Agreement by and among the registrant and the investors named therein, to be effective upon completion of this offering.

10.10#**	Form of Deed of Indemnity for directors and officers.

21.1**	Subsidiaries of the registrant.

23.1	Consent of Ernst & Young LLP, registrant’s independent registered public accounting firm.

23.2	Consent of Bristows LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page to the original filing of this registration statement).

**	Previously filed.
#	Indicates management contract or compensatory plan.
†	Confidential treatment has been requested as to portions of this exhibit. Confidential treatment materials have been omitted and filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules

All Schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edinburgh, United Kingdom, on September 21, 2017.

NUCANA PLC

By:	/s/ Hugh S. Griffith
Name: Hugh S. Griffith
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hugh S. Griffith Hugh S. Griffith	Chief Executive Officer (Principal Executive Officer)	September 21, 2017

/s/ Donald Munoz Donald Munoz	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2017

* Christopher Wood	Chairman	September 21, 2017

* Rafaèle Tordjman	Director	September 21, 2017

* James Healy	Director	September 21, 2017

* Isaac Cheng	Director	September 21, 2017

* Martin Mellish	Director	September 21, 2017

*By:	/s/ Hugh S. Griffith
Hugh S. Griffith
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of NuCana plc has signed this registration statement or amendment thereto on September 21, 2017.

NUCANA, INC.

By:	/s/ Donald Munoz
Name: Donald Munoz
Title: Chief Financial Officer